EXHIBIT 10(iii)(q)
                                                       Page 1 of 3


               SELECTED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

               Mr. N. J. Pishotti
               8674 Twighlight Tear Lane
               Cincinnati, Ohio  45249

               Dear Nick:

               On the basis of our discussions and your recent interviews with members of our management team, I am pleased to extend this written confirmation of our offer to become Vice President of Ingersoll-Rand Company, reporting to me as Chairman and Chief Executive Officer. Your initial assignment will be the advancement of our strategic sourcing capabilities, providing leadership and direction to help position Ingersoll-Rand achieve cost and inventory reductions, and improved corporate performance.

               The following confirms the terms and conditions of our offer:

               1. Your starting base salary will be at an annual rate of $225,000, paid monthly.

               2. Your annual bonus for the award year 1995 will be guaranteed at a minimum of 50% of base salary. Otherwise, in subsequent years, you will be eligible for awards of up to 90% of salary depending on both corporate and individual performance.

               3. Upon joining the Company, you will receive an award of non-qualified stock options of 18,000 shares with Stock Appreciation Rights under our 1990 Incentive Stock Plan. This award is subject to the usual terms and conditions of awards under the Plan. You will be considered a full participant, and be eligible to receive further awards under the Plan in future years as administered by the Compensation Committee of the Board.

               4. Ingersoll-Rand will provide you with a Stock Award of 10,000 shares, also administered under the terms of our 1990 Incentive Stock Plan.




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                                                       EXHIBIT 10(iii)(q)
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                    These awards vest in three annual installments,
                    beginning in January, 1996, based on a predetermined performance target and continued employment. You will receive an award agreement which explains vesting requirements and other terms and conditions of your award. Our stock awards also provide participants with dividend equivalents, and represent an attractive additional equity interest in our company.

               5. You will receive a benefit under the Executive Supplementary Retirement Agreement in an amount of $45,000 per year for ten years beginning at age 65, subject to the provisions of this plan.

                    You will be eligible for a full pension based on 65% of your final eligible compensation at age 62. If you retire prior to age 62, your retirement would be subject to the terms and conditions of the company's qualified retirement plan.

                    For purposes of retirement benefits, eligible compensation is your final salary, plus the final five-year average of annual bonuses received. Your full 65% benefit will be calculated from all sources including our qualified and non-qualified Pension Plan and Retirement Accounts, the employer portion of Ingersoll-Rand's and your former employer's 401(k) Plan contributions, and your former employer's retirement benefits.

                    These special additional benefits will necessarily be provided outside the Corporate Retirement Plan of Ingersoll-Rand, and for the most part will be paid from the general funds of the company. For purposes of benefit service, we will consider that you have accrued a benefit of thirty percentage points of final compensation upon joining us, and will accrue seven percentage points per year of credited service, up to a maximum of 65%.

               6. We will relocate you, your family and household goods to this area, and will pay you a $100,000 special allowance upon your relocation to cover differences in housing costs, mortgage interest and any other disadvantages. Your relocation expenses, including shipment of household goods, real estate commissions and mortgage points will be reimbursed according to our



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                                                       EXHIBIT 10(iii)(q)
                                                       Page 3 of 3


                    policy; however, your special allowance will not be subject to tax protection. Ingersoll-Rand's relocation policy also provides for equity advances, at company discretion, to facilitate home purchases prior to sale of your existing residence. And, our program also includes the possibility of home purchase should that be necessary to effect a smooth transition.

               7. Your medical and life insurance coverage with Ingersoll-Rand will commence on the first day of the month following 30 days of employment. You should continue your current coverage with your former employer under COBRA to avoid any gap in your coverage.

               8. In the unlikely event that you are involuntarily terminated by the company other than for cause (i.e., violation of law or serious breach of ethics), we will provide you with a severance payment equal to 3 years of salary plus your last annual bonus. In anticipation of your retirement, your severance payment will decline by one-third for each year of service beginning after age 59.

               9. Our offer is conditioned upon satisfactorily completing a physical examination, which includes drug testing, and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

               We at Ingersoll-Rand have given this offer careful consideration and we view it as an exciting opportunity for you in your career progression. We are confident that you have the capabilities to succeed with our company, and that we will enjoy an important and mutually rewarding long-term relationship. I hope you find our offer acceptable and will join us preferably on or before April 3, 1995.

               Assuming the foregoing is acceptable to you, please sign and return a copy of this letter to me by March 10, 1995.

                                             Sincerely,

               Accepted:                     /S/ James E. Perrella
               /S/ N. J. Pishotti            James E. Perrella
                                             Chairman
                                             March 2, 1995



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